UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 3, 2017

TIME INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36218	13-3486363
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

225 Liberty Street
New York, NY 10281
(Address of Principal Executive Offices) (Zip Code)

(212) 522-1212
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)    On August 3, 2017, the Board of Directors (the “Board”) of Time Inc. (the “Company”) increased the size of the Board to 11 members and appointed Ms. Katie J. Stanton as a director, effective immediately.  Ms. Stanton will serve on the Compensation Committee of the Board.

Ms. Stanton has served as the Chief Marketing Officer of Color, a health technology service that offers physician-ordered genetic testing for hereditary cancer risk, since August 2016.  Prior to Color, she was Vice President, Global Media at Twitter, Inc. from 2014, responsible for building media partnerships around the world and across strategic verticals including news, television, sports, fashion and music.  Prior to this role she was Vice President for International Market Development, responsible for partnerships, user growth and key operations in the strategic markets of Europe, Latin America, the Middle East and Africa from 2010.  Before joining Twitter, she worked at the White House, the State Department, Google, Inc., Yahoo, Inc. and Chase Manhattan Bank. Ms. Stanton has served on the Supervisory Board of Vivendi SA, a French multinational media company headquartered in Paris, since 2014.  She is also a founding partner of #Angels, a Silicon Valley-based investment group.

As a director, Ms. Stanton will participate in the compensation program applicable to all non-employee directors, which is described under the heading “Director Compensation” in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on May 16, 2017.

Item 9.01.  Financial Statements and Exhibits.
(d) Exhibits

99.1	Press Release issued by Time Inc. on August 7, 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME INC. (Registrant)

By:	/s/ Susana D’Emic
Susana D’Emic
Executive Vice President and Chief Financial Officer
Date:  August 7, 2017

EXHIBIT INDEX

Exhibit            Description
99.1            Press Release issued by Time Inc. on August 7, 2017.

Exhibit 99.1

For Immediate Release
KATIE J. STANTON APPOINTED TO TIME INC. BOARD OF DIRECTORS
(NEW YORK, NY, AUGUST 7, 2017)-Time Inc. (NYSE: TIME) announced today the appointment of Katie J. Stanton, Chief Marketing Officer of Color, a health technology service that offers physician-ordered genetic testing for hereditary cancer risk, and former Vice President, Global Media at Twitter, to its Board of Directors. Stanton will serve on the Compensation Committee of the board.

"Katie is a highly regarded executive with deep and versatile experience in digital media, including sales, content and technology. The board and the company will benefit from her vast and proven expertise and talent. We're delighted to welcome her to the board and look forward to working with her," said John Fahey, Chairman of the Board.

Stanton said, "I am thrilled to join the Time Inc. board at this exciting time during the company's transformative journey. As Time Inc. expands its already significant digital offerings and extends its iconic brands across new platforms, I plan to use my experience to help the company reach its untapped potential in these dynamic times."
Biographical Information for Katie J. Stanton
Stanton has served as Chief Marketing Officer of Color, a health technology service that offers physician-ordered genetic testing for hereditary cancer risk, since August 2016. She previously had been Vice President, Global Media at Twitter, Inc. since 2014, responsible for building media partnerships around the world and across strategic verticals, including news, television, sports, fashion and music. Prior to this role, she was Vice President for International Market Development at Twitter, responsible for partnerships, user growth and key operations in the strategic markets of Europe, Latin America, the Middle East and Africa from 2010. Before joining Twitter, Stanton worked at the White House, the State Department, Google, Inc., Yahoo, Inc. and Chase Manhattan Bank. Stanton serves on the Supervisory Board of Vivendi SA, a French multinational media company headquartered in Paris, a position she's held since 2014. Stanton is also a founding partner of #Angels, a Silicon Valley-based investment group.
# # #
ABOUT TIME INC.
Time Inc. (NYSE:TIME) is a leading multi-platform consumer media company that engages over 170 million consumers globally every month. The company's influential brands include PEOPLE, TIME, FORTUNE, SPORTS ILLUSTRATED, INSTYLE, REAL SIMPLE, SOUTHERN LIVING and TRAVEL + LEISURE, as well as approximately 60 diverse international brands. Time Inc. offers marketers a differentiated proposition in the marketplace by combining its powerful brands, trusted content, audience scale, direct relationships with consumers and unique first-party data. The company is home to growing media and platforms, including digital video, OTT, television, licensing, paid products and services and celebrated live events, such as the TIME 100, FORTUNE Most Powerful Women, PEOPLE’s Sexiest Man Alive, SPORTS ILLUSTRATED’s Sportsperson of the Year, the ESSENCE Festival and the FOOD & WINE Classic in Aspen.
CONTACTS
Jill Davison, 212-522-0105, Jill.Davison@timeinc.com
Emma Byrd, 212-533-5831, Emma.Byrd@timeinc.com